UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2008

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	000 51030	59-343-4771
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 20, 2008, OccuLogix, Inc. (the “Company”) issued a press release announcing that it has entered into a definitive agreement with a number of investors for the private placement of U.S.$5,076,500 of shares of common stock at a per share price equal to the lower of (i) U.S.$0.10 and (ii) the volume-weighted average closing price of the Company’s common stock on NASDAQ for the 15-day trading period immediately preceding the closing date of the sale (the “Securities Purchase Agreement”).

The Company has agreed to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), on or prior to the 30th day following the closing date of the private placement, a registration statement (the “Registration Statement”), covering the resale of the shares of the Company’s common stock sold pursuant to the Securities Purchase Agreement, for an offering to be made on a continuous basis pursuant to Rule 415, as promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the Securities Purchase Agreement, the Company has agreed to use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after its filing but, in any event, if the Registration Statement does not become subject to review by the SEC, prior to the earliest to occur of (i) the 90th day following the closing date of the sale and (ii) the fifth trading day following the date on which the Company receives notification from the SEC that the Registration Statement will not be subject to the SEC’s review.  If the Registration Statement becomes subject to review by the SEC, the Company will be obligated to use commercially reasonable efforts to cause the Registration Statement to be declared effective prior to the 120th day following the closing date of the sale.  Pursuant to the Securities Purchase Agreement, the Company has also agreed to use commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of the date on which all of the shares of the Company’s common stock sold pursuant to the Securities Purchase Agreement have been sold and the date on which all of such shares can be sold publicly under Rule 144(b)(1), as promulgated by the SEC under the Securities Act.

Stockholder approval of the proposed private placement is required under the NASDAQ rules governing the issuance of shares.  On May 20, 2008, the Company filed a preliminary proxy statement to solicit the proxies of its stockholders for the approval of the proposed private placement, among other approvals.  The Company intends to call a meeting of its stockholders as soon as practicable.

It is a condition precedent to closing of the proposed private placement that a majority of the votes cast at the Company’s stockholders meeting by the stockholders of the Company, who are disinterested in the transactions contemplated by the Securities Purchase Agreement and the Merger Agreement (defined below), be cast in favor of such transactions.  On April 22, 2008, the Company had entered into a definitive agreement to acquire the minority ownership interest in OcuSense, Inc. that it does not already own (the “Merger Agreement”).  Currently, the Company owns 50.1% of the capital stock of OcuSense, Inc., on a fully diluted basis.

ITEM 3.02 Unregistered Sale of Equity Securities

Pursuant to the Securities Purchase Agreement, the Company will sell an aggregate of a minimum of 50,765,000 shares of its common stock to the investors party thereto for aggregate gross proceeds of U.S.$50,076,000.

Such sale will be done in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D, as promulgated by the SEC under the Securities Act, and Rule 903 of Regulation S, as promulgated by the SEC under the Securities Act, as well as the exemptions from the prospectus and registration requirements afforded by National Instrument 45-106—Prospectus and Registration Exemptions in Canada and comparable exemptions in certain other foreign jurisdictions.

Marchant Securities Inc. (“Marchant”) is acting as exclusive placement agent in Canada in connection with the sale of shares of the Company’s common stock pursuant to the Securities Purchase Agreement.  For such service, the Company has agreed to pay Marchant a commission equal to 6% of the aggregate gross proceeds realized from sales to investors who are Canadian residents for purposes of applicable securities laws.  Subject to obtaining the requisite stockholder and regulatory approvals, the Company will pay 50% of such commission by issuing to Marchant shares of the Company’s common stock at a per share price equal to the per share price of the shares of the Company’s common stock sold pursuant to the Securities Purchase Agreement.  The Company will pay the balance of the commission in cash.  Marchant is indirectly beneficially owned, as to approximately 32%, by Mr. Vamvakas, the Company’s Chairman and Chief Executive Officer, and members of his family.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Securities Purchase Agreement, dated as of May 19, 2008, by and among OccuLogix, Inc., Marchant Securities Inc. and the investors listed on the Schedule of Investors attached thereto as Exhibit A.

99.1	Press Release of OccuLogix, Inc. dated May 20, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.

Date: May 21, 2008	By:	/s/Suh Kim
Suh Kim
General Counsel